CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 30, 1996, relating to the financial statements and selected per share data and ratios appearing in the July 31, 1996 Annual Report of American High-Income Municipal Bond Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Reports to Shareholders" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Los Angeles, California
November 26, 1996